                             AGREEMENT OF MERGER



    THIS AGREEMENT OF MERGER, dated as of September [ ], 1997 (the "Merger Agreement"), is made and entered into by QP Acquisition Corp., a California corporation ("Merger Sub") and Quantum Magnetics, Inc., a California corporation ("Quantum" or "Surviving Corporation") (Quantum and Merger Sub being hereinafter collectively referred to as the "Constituent Corporations").

                                 RECITALS

    A. InVision Technologies, Inc., a Delaware corporation ("InVision"), Quantum and Merger Sub have entered into an Agreement and Plan of Merger and Reorganization dated September 3, 1997 (the "Reorganization Agreement"), providing, among other things, for the execution and filing of this Merger Agreement and the merger of Merger Sub with and into Quantum upon the terms set forth in the Reorganization Agreement and this Merger Agreement (the "Merger").

    B.   InVision, Quantum, Merger Sub, [       ] and Randall R. Lunn have
entered into an Escrow Agreement dated September [ ], 1997 (the "Escrow Agreement"), providing for the escrow of certain shares issuable in the Merger.

    C. The respective Boards of Directors of each of the Constituent Corporations deem it advisable and in the best interests of each of such corporations and their respective shareholders that Merger Sub be merged with and into Quantum.

    D. The shareholders of Quantum have adopted and approved the Reorganization Agreement and approved the Merger at a meeting of the shareholders of Quantum (the "Quantum Shareholders Meeting") held on September [ ], 1997.

                                AGREEMENT

    NOW, THEREFORE, in consideration of the promises and mutual agreements contained in this Merger Agreement, the Constituent Corporations hereby agree that Merger Sub shall be merged with and into Quantum in accordance with the provisions of the laws of the State of California, upon the terms and subject to the conditions set forth as follows:


                                      1.

                                   ARTICLE 1

                                  THE MERGER

    1.1 FILING. This Merger Agreement, together with the officers' certificates of each of the Constituent Corporations required by the General Corporation Law of the State of California (the "California Law"), shall be filed with the Secretary of State of the State of California at the time specified in the Reorganization Agreement.

    1.2 EFFECTIVENESS. The Merger shall become effective at the time this Merger Agreement is filed with and accepted by the Secretary of State of the State of California (the "Effective Time").

    1.3 MERGER. At the Effective Time, Merger Sub shall be merged into Quantum and the separate corporate existence of Merger Sub shall thereupon cease. Quantum shall be the Surviving Corporation in the Merger and the separate corporate existence of Quantum, with all of its purposes, objects, rights, privileges, powers, immunities and franchises, shall continue unaffected and unimpaired by the Merger.

    1.4 FURTHER ACTION. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Merger Agreement or to vest the Surviving Corporation with the full right, title and possession to all assets, property, rights, privileges, immunities, powers and franchises of either or both of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of either or both of the Constituent Corporations or otherwise to take all such action.

                                  ARTICLE 2

                        CORPORATE GOVERNANCE MATTERS

    2.1 ARTICLES. From and after the Effective Time and until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation shall hereby be amended and restated in full as set forth in Exhibit A attached hereto.

                                  ARTICLE 3

        MANNER OF CONVERTING SHARES OF THE CONSTITUENT CORPORATIONS

    3.1  CONVERSION OF QUANTUM CAPITAL STOCK.

         (a) Subject to Sections 3.1(b), 3.3(c) and 3.4, at the Effective Time, by virtue of the Merger and without any further action on the part of InVision, Merger Sub, Quantum or any shareholder of Quantum:


                                      2.

              (i) each share of Common Stock, no par value, of Quantum (the "Quantum Common Stock") outstanding immediately prior to the Effective Time shall be converted into the right to receive (A) such fraction of a share of common stock (par value $.001 per share) of InVision ("InVision Common Stock") as is equal to 0.88 multiplied by the "Applicable Fraction" (as defined in Section 3.1(c)(i)) plus (B) up to such fraction of a share of InVision Common Stock as is equal to 0.12 multiplied by the Applicable Fraction if and when released, in whole or in part, from escrow pursuant to the terms of the Escrow Agreement;

              (ii) each share of Series A Preferred Stock, no par value, of Quantum (the "Series A Stock") outstanding immediately prior to the Effective Time shall be converted into the right to receive (A) such fraction of a share of InVision Common Stock as is equal to 0.88 multiplied by the "Series A Fraction" (as defined in Section 3.1(c)(ii)) plus (B) up to such fraction of a share of InVision Common Stock as is equal to 0.12 multiplied by the Series A Fraction if and when released, in whole or in part, from escrow pursuant to the terms of the Escrow Agreement;

              (iii) each share of Series B Preferred Stock, no par value, of Quantum (the "Series B Stock") outstanding immediately prior to the Effective Time shall be converted into the right to receive (A) such fraction of a share of InVision Common Stock as is equal to 0.88 multiplied by the "Series B Fraction" (as defined in Section 3.1(c)(iv)) plus (B) up to such fraction of a share of InVision Common Stock as is equal to 0.12 multiplied by the Series B Fraction if and when released, in whole or in part, from escrow pursuant to the terms of the Escrow Agreement;

              (iv) each share of Series C Preferred Stock, no par value, of Quantum (the "Series C Stock") outstanding immediately prior to the Effective Time shall be converted into the right to receive (A) such fraction of a share of InVision Common Stock as is equal to 0.88 multiplied by the "Series C Fraction" (as defined in Section 3.1(c)(v)) plus (B) up to such fraction of a share of InVision Common Stock as is equal to 0.12 multiplied by the Series C Fraction if and when released, in whole or in part, from escrow pursuant to the terms of the Escrow Agreement;

              (v) each share of the common stock, $0.001 par value, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

         (b) Each share of Quantum Common Stock, Series A Stock, Series B Stock, Series C Stock outstanding immediately prior to the Effective Time and owned by InVision and each share of Series D Preferred stock, no par value, of Quantum ("Series D Stock") outstanding


                                      3.

immediately prior to the Effective Time, all of which are owned by InVision, shall automatically be canceled and no conversion shall be made in respect thereof.

         (c)  For purposes of this Merger Agreement:

              (i) The "Applicable Fraction" shall be the fraction: (A) having a numerator equal to the amount determined by subtracting (1) the "Aggregate Liquidation Preference" (as defined in Section 3.1(c)(vi)) from (2) the amount determined by multiplying (i) 777,000 by (ii) the Designated InVision Stock Price (as defined in Section 3.1(c)(viii)); and (B) having a denominator equal to the amount determined by multiplying (1) the "Adjusted Fully Diluted Quantum Share Amount" (as defined in Section 3.1(c)(vii)) by (2) the "Designated InVision Stock Price" (as defined in Section 3.1(c)(viii));

              (ii) The "Series A Fraction" means the sum of: (A) the fraction determined by dividing (1) $1.50 (representing the liquidation preference of each share of Series A Stock under Quantum's Articles of Incorporation) by (2) the "Designated InVision Stock Price" (as defined in Section 3.1(c)(viii)); and (B) the fraction determined by multiplying (1) the "Series A Conversion Rate" (as defined in Section 3.1(c)(iii)) by (2) the "Applicable Fraction" (as defined in Section 3.1(c)(i));

              (iii) The "Series A Conversion Rate" shall be the fraction determined by dividing (1) the total number of shares of Common Stock issuable upon the conversion of all shares of Series A Stock outstanding immediately prior to the Effective Time by (2) the total number of shares of Series A Stock outstanding immediately prior to the Effective Time.

              (iv) The "Series B Fraction" means the fraction determined by dividing (A) $0.75 (representing the liquidation preference of each share of Series B Stock under Quantum's Articles of Incorporation) by
         (B) the "Designated InVision Stock Price" (as defined in Section 3.1(c)(viii));

              (v) The "Series C Fraction" means the sum of: (A) the fraction determined by dividing (1) $1.00 (representing the liquidation preference of each share of Series C Stock under Quantum's Articles of Incorporation) by (2) the "Designated InVision Stock Price" (as defined in Section 3.1(c)(viii)); and (B) the "Applicable Fraction" (as defined in Section 3.1(c)(i));

              (vi) The "Aggregate Liquidation Preference" shall be the amount equal to the sum of: (A) $1.50 (representing the liquidation preference of each share of Series A Stock under Quantum's Articles of Incorporation) multiplied by the number of shares of Series A Stock outstanding immediately prior to the Effective Time; (B) $0.75 (representing the liquidation preference of each share of Series B Stock under Quantum's Articles of Incorporation) multiplied by the number of


                                      4.

         shares of Series B Stock outstanding immediately prior to the Effective Time; and (C) $1.00 (representing the liquidation preference of each share of Series C Stock under Quantum's Articles of Incorporation) multiplied by the number of shares of Series C Stock outstanding immediately prior to the Effective Time;

              (vii) The "Adjusted Fully Diluted Quantum Share Amount" shall be the sum of: (A) the number of shares resulting from the subtraction of (1) the number of shares of Quantum Common Stock outstanding immediately prior to the Effective Time and held by InVision from (2) the aggregate number of shares of Quantum Common Stock outstanding immediately prior to the Effective Time (including any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other agreement); (B) the aggregate number of shares of Quantum Common Stock issuable upon conversion of all of the Series A Stock and Series C Stock collectively outstanding immediately prior to the Effective
         Time and not held by InVision; and (C) the aggregate number of shares of Quantum Common Stock purchasable under or otherwise subject to all Quantum Options (as defined in Section 3.1(c)(ix)) outstanding immediately prior to the Effective Time (including all shares of Quantum Common Stock that may ultimately be purchased under Quantum Options that are unvested or are otherwise not then exercisable);

              (viii) The "Designated InVision Stock Price" shall be the average of the closing sale prices of a share of InVision Common Stock as reported on the Nasdaq National Market for each of the sixty (60) consecutive trading days ending (and including) the third trading day prior to Quantum Shareholders Meeting, weighted in accordance with the number of shares of Parent Common Stock traded on each such trading day; and

              (ix) "Quantum Option" shall mean any stock option that is then outstanding under Quantum's 1994 Qualified and Nonqualified Stock Option Plan, whether vested or unvested.

         (d) If any shares of Quantum Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Quantum, then the shares of InVision Common Stock issued in exchange for such shares of Quantum Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of InVision Common Stock may accordingly be marked with appropriate legends.

         (e) All calculations made pursuant to this Section 3.1 shall be calculated to the nearest fifth decimal place, with five millionths rounded up to the nearest one-hundred-thousandth.


                                      5.

    3.2 CLOSING OF QUANTUM'S TRANSFER BOOKS. At the Effective Time, holders of certificates representing shares of Quantum's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of Quantum, and the stock transfer books of Quantum shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Quantum's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of Quantum's capital stock (a "Quantum Stock Certificate") is presented to the Surviving Corporation or InVision, such Quantum Stock Certificate shall be canceled and shall be exchanged as provided in Section 3.3.

    3.3  EXCHANGE OF CERTIFICATES.

         (a) At or as soon as practicable after the Effective Time, InVision will send to the holders of Quantum Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as InVision may reasonably specify, and (ii) instructions for use in effecting the surrender of Quantum Stock Certificates in exchange for certificates representing InVision Common Stock. Upon surrender of a Quantum Stock Certificate to InVision for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by InVision, the holder of such Quantum Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of InVision Common Stock that such holder has the right to receive pursuant to the provisions of this Section 3, and Quantum Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this
Section 3.3, each Quantum Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender a certificate representing shares of InVision Common Stock (and cash in lieu of any fractional share of InVision Common Stock) as contemplated by this Section 3. If any Quantum Stock Certificate shall have been lost, stolen or destroyed, InVision may, in its discretion and as a condition precedent to the issuance of any certificate representing InVision Common Stock, require the owner of such lost, stolen or destroyed Quantum Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as InVision may reasonably direct) as indemnity against any claim that may be made against InVision or the Surviving Corporation with respect to such Quantum Stock Certificate.

         (b) No dividends or other distributions declared or made with respect to InVision Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Quantum Stock Certificate with respect to the shares of InVision Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Quantum Stock Certificate in accordance with this Section 3.3 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

         (c) No fractional shares of InVision Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock of Quantum who would otherwise


                                      6.

be entitled to receive a fraction of a share of InVision Common Stock (after aggregating all fractional shares of InVision Common Stock issuable to such holder) shall, upon surrender of such holder's Quantum Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Designated InVision Stock Price.

         (d) InVision and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of Quantum pursuant to this Merger Agreement such amounts as InVision or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Merger Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

         (e) Neither InVision nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of Quantum for any shares of InVision Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

    3.4  DISSENTING SHARES.

         (a) Notwithstanding anything to the contrary contained in this Merger Agreement, any shares of capital stock of Quantum that, as of the Effective Time, are or may become "dissenting shares" within the meaning of
Section 1300(b) of the California Corporations Code shall not be converted into or represent the right to receive InVision Common Stock in accordance with Section 3.1 (or cash in lieu of fractional shares in accordance with Section 3.3(c)), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Chapter 13 of the California Law; PROVIDED, HOWEVER, that if the status of any such shares as "dissenting shares" shall not be perfected, or if any such shares shall lose their status as "dissenting shares," then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) InVision Common Stock in accordance with Section 3.1 (and cash in lieu of fractional shares in accordance with Section 3.3(c)).

         (b) Quantum shall give InVision (i) prompt notice of any written demand received by Quantum prior to the Effective Time to require Quantum to purchase shares of capital stock of Quantum pursuant to Chapter 13 of the California Law and of any other demand, notice or instrument delivered to Quantum prior to the Effective Time pursuant to the California Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. Quantum shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless InVision shall have consented in writing to such payment or settlement offer.


                                      7.

                                   ARTICLE 4

                           TERMINATION AND AMENDMENT

    4.1 TERMINATION. Notwithstanding the approval of this Merger Agreement by the shareholders of Merger Sub and Quantum, this Merger Agreement shall terminate forthwith in the event that the Reorganization Agreement shall be terminated as therein provided.

    4.2 AMENDMENT. This Merger Agreement may be amended by the parties hereto at any time before or after approval hereof by the shareholders of either Merger Sub or Quantum, but, after any such approval, no amendment shall be made which without the further approval of such shareholders would
(i) have a material adverse effect on the shareholders of either Merger Sub or Quantum, (ii) change any of the principal terms of the Merger Agreement, or (iii) change any term of the Articles of Incorporation of the Surviving Corporation. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                                ARTICLE 5

                              MISCELLANEOUS

    5.1 HEADINGS. The underlined headings contained in this Merger Agreement are for convenience of reference only, shall not be deemed to be a part of this Merger Agreement and shall not be referred to in connection with the construction or interpretation of this Merger Agreement.

    5.2 COUNTERPARTS. This Merger Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

    5.3 GOVERNING LAW. This Merger Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

    5.4  CONSTRUCTION.

         (a) For purposes of this Merger Agreement, whenever the context requires: the singular number shall include the plural, and vice versa.

         (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Merger Agreement.


                                      8.

         (c) As used in this Merger Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

         (d) Except as otherwise indicated, all references in this Merger Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Merger Agreement and Exhibits to this Merger Agreement.


                                      9.

    IN WITNESS WHEREOF, the parties have duly executed this Merger Agreement as of the date first written above.



QP Acquisition Corp.,                  Quantum Magnetics, Inc.,
  a California corporation               a California corporation


By: ______________________             By: _______________________
    Its President                           Its President


                                      10.

                                   EXHIBIT A


                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                            QUANTUM MAGNETICS, INC.


                                      I.

    The name of this corporation is QUANTUM MAGNETICS, INC.

                                     II.

    The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                     III.

    The corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is one thousand (1,000), par value one-tenth of one cent ($0.001).

                                     IV.

    (a) The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

    (b) This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with the agents, or through shareholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.

    (c) Any repeal or modification of this Article shall only be prospective and shall not affect the rights under this Article in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.


                                      1.

                           Quantum Magnetics, Inc.
                           (Surviving Corporation)

                            OFFICERS' CERTIFICATE


    Lowell J. Burnett and Dale Sheets hereby certify that:

    1. They are the Chairman of the Board and Secretary, respectively, of Quantum Magnetics, Inc., a California corporation (the "Corporation").

    2. The Agreement of Merger to which this Certificate is attached (the "Merger Agreement") has been duly approved by the Board of Directors of the Corporation.

    3. The Corporation has two classes of stock outstanding, designated "Common Stock" and "Preferred Stock," respectively, of which 3,992,959 shares of Common Stock and 4,462,893 shares of Preferred Stock were outstanding and entitled to vote on the merger. The Preferred Stock outstanding and entitled to vote on the merger is divided into series, comprised of 1,666,669 shares of Series A Preferred Stock, 711,340 shares of Series B Preferred Stock, 1,643,556 shares of Series C Preferred Stock and 441,328 shares of Series D Preferred Stock.

    4. The principal terms of the Merger Agreement were approved by the Corporation by a vote of a number of shares of each class which equaled or exceeded the vote required. The vote required was (i) a majority of the outstanding shares of the Common Stock entitled to vote, (ii) a majority of the outstanding shares of Series A Preferred Stock entitled to vote, (iii) a majority of the outstanding shares of Series B Preferred Stock entitled to vote, (iv) a majority of the outstanding shares of Series C Preferred Stock entitled to vote, (v) a majority of the outstanding shares of Series D Preferred Stock entitled to vote, and (vi) 2/3 of the votes represented by the shares of Series A Preferred Stock and Series C Preferred Stock entitled to vote, voting together as a single class.

    Each of the undersigned declares under penalty of perjury that the matters set out in the foregoing Certificate are true of his own knowledge. Executed at San Diego, California on September [___], 1997.

                             ___________________________________________
                             Lowell J. Burnett, Chairman of the Board



                             ___________________________________________
                             Dale Sheets, Secretary


                                      1.

                             QP Acquisition Corp.
                          (Disappearing Corporation)

                             OFFICERS' CERTIFICATE

    Sergio Magistri and Curtis P. DiSibio hereby certify that:

    1. They are President and Secretary, respectively, of QP Acquisition Corp., a California corporation (the "Corporation").

    2. The Agreement of Merger to which this Certificate is attached (the "Merger Agreement") has been duly approved by the Board of Directors of the Corporation.

    3. The Corporation has one class of stock outstanding, designated "Common Stock," of which 100 shares were outstanding and entitled to vote on the merger.

    4. The principal terms of the Merger Agreement were approved by the Corporation by a vote of a number of shares which equaled or exceeded the vote required. The vote required was greater than 50% of the outstanding shares of Common Stock.

    5. The vote of the shareholders of InVision Technologies, Inc., the parent of the Corporation, which parent corporation is issuing equity securities to the shareholders of Quantum Magnetics, Inc. pursuant to the Merger Agreement, was not required.

    Each of the undersigned declares under penalty of perjury that the matters set out in the foregoing Certificate are true of his own knowledge. Executed at Foster City, California on September [___], 1997.

                             ______________________________
                             Sergio Magistri, President


                             ______________________________
                             Curtis P. DiSibio, Secretary


                                      1.